Exhibit 10.1

***Certain identified information has been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission because it is both (i) not material to investors and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit***

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT is entered into as of November 24, 2021 (“Effective Date”), by and between iX Biopharma Europe Limited, a private company formed under the laws of Ireland with a place of business at 32 Merrion Street Upper, Dublin 2, Dublin, D02KW80, Ireland (“Licensor”) and Seelos Therapeutics, Inc., a corporation organized under the laws of Nevada with a place of business at 300 Park Avenue, 12th Floor, New York, NY (“Licensee”) (this “Agreement”). Licensor and Licensee are each sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Licensor is a pharmaceutical company engaged in research, development, manufacturing and commercialization of various therapies, products and technologies, including certain proprietary wafer-based delivery platform and drug carrier matrix technology, fast-dissolving formulations and manufacturing processes referred to by Licensor as WaferiX™ (collectively, “WaferiX”) and related products based on or incorporating WaferiX, such as a sublingual racemic ketamine wafer referred to by Licensor as Wafermine™;

WHEREAS, Licensor is the exclusive licensee of the Licensed IP from its parent, iX Biopharma Ltd. per that certain license agreement between iX Biopharma Europe Limited and iX Biopharma Ltd. Dated November 24, 2021;

WHEREAS, Licensee is a clinical-stage biopharmaceutical company focused on the development, advancement, submission and commercialization of drug products and other therapeutics;

WHEREAS, Licensee wishes to obtain certain exclusive rights and licenses from Licensor, and access to Licensor’s research, development and manufacturing capabilities, to enable the further development, manufacture and commercialization of Licensed Products in the Field in the Territory (each as defined below) and Licensor is willing to grant such exclusive rights and licenses and access, and to commit to supply such Licensed Products and to provide certain technical assistance and support, to Licensee; and

WHEREAS, the Parties now desire to enter into this Agreement to provide for and facilitate such exclusive rights and licenses, access, supply, assistance and support.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified below:

1

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Agreement Payments” is defined at Section 3.4 herein.

“Annual Report” is defined at Section 3.2.3(a) herein.

“Annual Net Sales” is defined at Section 3.2.3 herein.

“Applicable Law” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or exercise of rights hereunder.

“Bankruptcy Law” is defined at Section 12.5 herein.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on December 31, 2021.

“Claims” is defined at Section 11.1 herein.

“Clinical Data” means all data with respect to a product that is made, collected or otherwise generated anywhere in the world under or in connection with the Clinical Studies for a product, as applicable (as opposed to Pre-Clinical Data derived from laboratory studies, disease models and animal studies). Clinical Data includes, but is not limited to, validated clinical databases.

“Clinical Study(ies)” means any Phase I Study, Phase II Study, or Phase III Study conducted anywhere in the world.

“Clinical Supply” is defined at Section 4.4.1 herein.

“COGS” means Licensor’s actual labor and material costs, quality assurance and control expenses, and allocable facilities costs, in all cases solely attributable to producing or obtaining the supply of Licensed Products, in all cases as determined by Licensor’s consistent application of GAAP, which includes any freight and Third Party logistics or distribution costs calculated in accordance with GAAP, consistently applied.

2

“Combination Product” means a Licensed Product that includes one or more pharmaceutically active ingredients, components, delivery devices or products in addition to the product or component that would otherwise qualify as a Licensed Product.

“Commercialization” or “Commercialize” means any and all activities (whether before or after Regulatory Approval) directed to the distribution, transportation, storage, use, sale, promotion, importation, exportation, use, and other commercialization of a Licensed Product, including pre-launch and post-launch marketing, promoting, distributing, importing, offering to sell and selling a Licensed Product for the Territory. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercially Reasonable Efforts” means, with respect to any objective relating to Development or Commercialization of the Licensed Product by a Party, the application by such Party (on its own or acting through any of its Affiliates or Third Party Sublicensees or Subcontractors) of efforts and resources typically used by similarly-sized and similarly-situated pharmaceutical companies, as compared to such Party, to perform the obligation at issue for such product which is of a similar stage of Development or in a similar stage of product life as such product, with similar developmental risk profiles and of similar market and commercial potential as such product, taking into consideration the Intellectual Property and competitive landscape relevant to such product, the opportunity cost of diverting resources from any then-current markets to pursue new markets, the commercial success or lack thereof in key markets, the safety and efficacy profile of such product, anticipated or approved labeling of such product, the Regulatory Approval (including any reimbursement approval) risks associated with such product, and all other actual or anticipated scientific, technical, commercial and other relevant factors. “Commercially Reasonable Efforts” shall be determined on a region-by-region and indication-by-indication basis for a product and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” will change over time, reflecting changes in the status of a product and the region(s) involved.

“Competing Field Infringement” is defined at Section 8.3.2 herein.

“Competitive Product” means any product, other than Wafermine or New Products, that delivers R- or S- enantiomer of ketamine, alone or in combination, sublingually.

“Competitor” means any Third Party that is a contract development and manufacturing organization which Develops, Manufactures or Commercializes drug product in freeze-dried dosage forms.

“Confidential Information” means any and all confidential or proprietary information or material, whether oral, visual, in writing or in any other form, that has been or is provided, communicated or otherwise made known directly or indirectly by a Party or its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including all disclosures by either Party to the JSC (defined below), that may be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information or materials’ disclosure to be confidential or proprietary to the Disclosing Party.

“Control” or “Controlled” means, with respect to any Intellectual Property or Regulatory Filing, the right of Licensor or an Affiliate thereof to license or sublicense such Intellectual Property or Regulatory Filing to Licensee pursuant to the terms and conditions of this Agreement without breaching any other agreement with respect to such Intellectual Property or Regulatory Filing.

“Controlling Party” is defined at Section 8.3.3 herein.

3

“Data” means Pre-Clinical Data and Clinical Data.

“Defect” and “Defective Clinical Supply” is defined at Section 4.4.5 herein.

“Development” or “Develop” means, with respect to a Licensed Product in the Territory, all research, pre-clinical, and clinical activities conducted relating to a Licensed Product (as applicable) in the Territory, including but not limited to test method development and stability testing, toxicology, animal studies, formulation, process development, Manufacturing scale-up, quality assurance and quality control development for Clinical Studies, statistical analysis and report writing, and Clinical Studies, including clinical trial design, operations, data collection and analysis and report writing, publication planning and support, risk assessment mitigation strategies, health economics outcomes research planning and support, clinical laboratory work, the preparation of Regulatory Filings, and obtaining and/or maintaining Regulatory Approvals for a Licensed Product in the Territory (including regulatory affairs activities and preparation of meetings with Regulatory Authorities in the Territory). When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

“Development Activities” means all such activities conducted by or on behalf of a Party in furtherance of the Development of a Licensed Product pursuant to the terms of this Agreement.

“Development Plan” is defined at Section 5.1.4 herein.

“Disputes” means all disputes, differences, controversies or claims (whether based on contract, tort, statutory concepts, or any other legal doctrine) arising out of, in connection with, or relating to this Agreement (including the existence, validity, interpretation, performance, amendment, breach, default, or termination of this or the subject matter of this Agreement).

“Exclusive Activities” means performing, having performed or agreeing to perform any Development, Commercialization or Manufacturing of a Competitive Product inside or outside the Territory.

“Field” means and includes any and all uses of ketamine administered sublingually.

“First Commercial Sale” means, with respect to a Licensed Product in a country or other regulatory jurisdiction, the first Sale of such Licensed Product for end use or consumption resulting in Net Sales in such country or jurisdiction.

“Forecast” is defined at Section 4.4.2 herein.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Generic Product” means, with respect to a Licensed Product being sold by Licensee (or its Affiliates or their Sublicensees or Subcontractors, as applicable), a sublingual ketamine product containing the same composition of ketamine isomer that is sold by a Third Party that is not an Affiliate or Sublicensee of Licensee under a Marketing Authorization granted by a Regulatory Authority to a Third Party and is not in a chain of distribution originating from Licensee or any of its Affiliates or Sublicensees.

4

“Improvements” means any improvements, changes, variations, enhancements, adaptations or modifications, whether patentable or not, including all associated Know-How and Technological Information, to any Licensed Product or Licensed Know-How and Technological Information created during the Term of this Agreement by either Party or its Affiliates or its Sublicensees or Subcontractors.

“Indication” means a separate and distinct disease, disorder or condition in humans (a) that a Licensed Product is intended to treat or prevent, as evidenced by an investigational new drug application or by the protocol for a clinical trial of such Licensed Product or by the proposed Licensed Product labeling in an application for Marketing Authorization for such Licensed Product; or (b) that is described in a Licensed Product’s labeling approved by a Regulatory Authority as part of the regulatory approval for such Licensed Product.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith anywhere in the world related to (i) all works of authorship (including software), user interfaces, URLs, web sites, copyrights, copyright registrations and applications therefor, and all other rights therein or corresponding thereto; (ii) all internet uniform resource locators, domain names, trade names, logos, brand names, slogans, product names, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (iii) all moral and economic rights of authors and inventors, however denominated; (iv) all Know-How and Technological Information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries); (v) any data, results, experimental procedures or methods, Manufacturing processes or methods obtained as a result of any Development, Manufacturing, or Commercialization of any Licensed or Product; (vi) all Licensed Patents; (vii) any Invention or Joint Invention, and (viii) any similar or equivalent rights in or to any of the foregoing.

“Invention” means any Intellectual Property that is developed, conceived or reduced to practice under and as a result of any work performed under or in connection with this Agreement, including the Development Activities or as a result of either Party’s (or its Affiliates or Sublicensee’s) development and commercialization of any Licensed Product inside and outside the Field.

“JSC” is defined at Section 6.1 herein.

“Joint Invention” means any Invention that is developed, conceived or reduced to practice jointly by one or more employees of Licensor or its Affiliates or a Third Party acting under authority of Licensor or its Affiliates, on the one hand, and one or more employees of Licensee or its Affiliates or a Third Party acting under authority of Licensee or its Affiliates, on the other hand, in the course of performing activities under this Agreement.

“Joint Patents” is defined at Section 8.1 herein.

“Know-How and Technological Information” means, collectively, any trade secrets, proprietary information, inventions, ideas, discoveries, improvements, processes, methods, protocols, concepts, know-how, data (including any and all clinical or marketing studies data and technical, scientific and other data), databases, materials (including tangible chemical, biological or other physical materials), compositions of matter, formulae, APIs, schematics, specifications, designs, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, Manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) and all documentation relating to any of the foregoing, in each instance, in written, electronic or any other form now known or hereafter developed.

5

“Licensed IP” means and includes any and all: (i) Licensed Know-How and Technological Information, (ii) Licensed Patents, and (iii) other Intellectual Property that is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term of this Agreement, including any Joint Patents, and that are, in each of the foregoing cases, or may be, used or held for use, necessary or otherwise relevant for or useful to the Development, Manufacture, Promotion, or Commercialization of any Licensed Products in the Field.

“Licensed Know-How and Technological Information” means and includes any and all Know-How and Technological Information that is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term of this Agreement that are, or may be used or held for use, necessary or otherwise relevant for or useful to the Development, Manufacture, Promotion, Commercialization of any Licensed Product (or any Improvements thereto) in the Field. Without limiting the foregoing, the Licensed Know-How and Technological Information includes any Pre-Clinical Data and Clinical Data with respect to any Licensed Products or Development Activities.

“Licensed Patents” means and includes: (i) all Patents listed on Exhibit A attached hereto; (ii) any other Patents that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term of this Agreement that: (a) would be infringed, absent a license, by the Development, Manufacture, Promotion, or Commercialization of any Licensed Product in the Field or other exercise of Licensee’s rights under this Agreement; or (b) claim any (1) Licensed Know-How and Technological Information, or (2) Licensed Know-How and Technological Information made, conceived of or reduced to practice pursuant to or in connection with the activities contemplated under this Agreement; (iii) any Improvements to any such Patents described in the foregoing subparts (i) or (ii); and (iv) Licensor’s rights to any Patents that are filed that relate to any Inventions and Joint Inventions.

“Licensed Product” means Wafermine and any New Products.

“Licensed Trademarks” means WaferiXTM and Wafermine™.

“Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture (including commercial manufacture), processing, filling, finishing, packaging, labeling, shipping, holding, Manufacture Process Development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof. When used as a verb, “Manufacture” means to engage in Manufacture and “Manufactured” has a corresponding meaning.

“Manufacture Process Development” means the process development, process qualification and validation and scale-up of the process to Manufacture a Licensed Product and analytic development and product characterization with respect thereto, including any of the foregoing with respect to WaferiX and any Improvement thereto.

“Marketing Authorization(s)” means any approvals necessary from the Food and Drug Administration (“FDA”) or foreign equivalent to permit a Party or its Sublicensee(s) to market and sell a Licensed Product for an Indication in a particular country, including, without limitation, a New Drug Application or Supplemental New Drug Application or their equivalents.

“Net Sales” means the gross amounts actually received by or on behalf of Licensee, its Affiliates or Sublicensees from a Sale minus the following items (but only to the extent they pertain to Licensed Products and are included in the gross amounts, and are separately billed): (i) trade discounts actually granted; (ii) sales, use, valued added, and/or other taxes actually paid; (iii) import, export, and/or customs duties, tariffs, surcharges, and other governmental charges actually paid; (iv) freight, postage, outbound

6

transportation, and insurance relating to the shipping actually prepaid; (v) chargebacks and amounts actually allowed, paid, or credited due to nonconforming, damaged, recalled outdated, or returned Licensed Products (not exceeding the original billing or invoice amount); (vi) chargebacks, rebates, and other allowances or payments to government agencies, co-pay assistance programs, or other similar programs for each of the above, to the extent recorded by Licensee and its Affiliates or Sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission. In no event shall Sublicensing Revenues constitute Net Sales.

If, on a country-by-country basis, a Licensed Product is sold in the form of a Combination Product, the Net Sales for such Licensed Product in the Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/B where A is fair market value of the Licensed Product of the same strength in the same period when sold in stand-alone form in the same country of sale as the Combination Product, and B is the fair market value of all of the active ingredients, components, delivery devices, and products in the Combination Product sold in the same period in such country.

If the components contained in the Combination Product are not sold separately, the Parties agree to negotiate in good faith a reduction in the Royalty rate to reflect the fair value that the Licensed Product attributed to the overall product sold. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, the Parties will refer such matter to a jointly selected third party with expertise in the pricing of pharmaceutical products that is not, and has not in the past 5 years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party, for resolution.

Net Sales will be determined in accordance with GAAP (except to the extent GAAP would recognize a sale prior to Licensee’s, its Affiliates’ or Sublicensees’ actual receipt of payment). If non-monetary consideration is received by Licensee or its Affiliate(s) or its Sublicensee(s) for a Licensed Product in the relevant country, Net Sales will be calculated based on the average price charged for such Licensed Product(s), as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Licensed Product, as applicable, as determined by the Parties in good faith.

“New Product” means any product, other than Wafermine, Developed by Licensor alone, Licensee alone, or the Parties collaboratively, that utilizes WaferiX or another wafer-based delivery platform and delivers R- or S- enantiomer of ketamine alone or in combination.

“New Product Performance Milestone(s)” is defined at Section 5.1.2 herein.

“Patent Prosecution” means any activities directed to: (i) preparing, filing and prosecuting applications (of all types) for any Licensed Patents; (ii) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing; (iii) deciding whether to abandon, extend or maintain the Licensed or Joint Patents; (iv) listing in regulatory publications (as applicable); and (v) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such Licensed or Joint Patents as a counterclaim in an infringement proceeding with respect to the particular Patents, and any appeals therefrom. For purposes of clarity, “Patent Prosecution” will not include any patent infringement actions taken with respect to the Licensed or Joint Patents.

7

“Patents” means all patents and patent applications, including provisional applications, original applications, PCT applications, divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, certificate of inventions, utility models, petty patents, extensions or restorations, including adjustments, revalidations, reissues, re-examinations, patent term extensions or adjustments, supplementary protection certificates of or to any of the foregoing.

“Performance Milestones” is defined at Section 5.1.2 herein.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or other entity or organization, in any case whether for-profit or not-for profit, and including, without limiting the generality of any of the foregoing, a government or political subdivision, department or agency of a government.

“Phase I Study” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation) or any equivalent laws, rules or regulations of another Regulatory Authority.

“Phase II Study” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation) or any equivalent laws, rules or regulations of another Regulatory Authority.

“Phase III Study” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation) or any equivalent laws, rules or regulations of another Regulatory Authority.

“PRC” is defined at Section 6.3.1 herein.

“Pre-Clinical Data” means data derived from a non-human clinical trial study to evaluate, test, or experiment on products or portions of products, including, but not limited to, those data obtained from laboratory studies, toxicological studies, safety pharmacological studies, or disease and animal models.

“Promote” or “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force and marketing team to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular pharmaceutical product, including detailing. When used as a verb, “Promote” means to engage in such activities.

“Purchase Order” is defined at Section 4.4.3 herein.

8

“Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), permits, certifications, registrations, or authorizations by any Regulatory Authority necessary to Develop, Manufacture, Promote, or Commercialize a Licensed Product, as applicable, in the Territory.

“Regulatory Authority” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity having jurisdiction over the Development, Manufacture, Promotion, or Commercialization of a Licensed Product, as applicable, in the Territory.

“Regulatory Filings” means, with respect to a Licensed Product in the Territory, as applicable, all applications, registrations, submissions, dossiers, notifications, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents and all Pre-Clinical Data and Clinical Data, and all data contained in any of the foregoing.

“Remedial Action” is defined at Section 5.2.3 herein.

“Royalty Payment(s)” is defined at Section 3.3.1(a) herein.

“Royalty Term” means, in any given country for any given Licensed Product, the later of: (i) twelve (12) years after the First Commercial Sale of the applicable Licensed Product in such country; and (ii) the invalidation or expiration date in such country of the last to expire of any Licensed Patent that includes at least one valid claim covering the sale of such Licensed Product in such country.

“Sale” means an arms’ length commercial sale of any Licensed Product for value to a party other than Licensee, an Affiliate or Sublicensee. Transfer of Licensed Product(s) to an Affiliate or Sublicensee for end use, regardless of whether such Affiliate or Sublicensee actually pays for such transfer, will be treated as a sale by Licensee and the Net Sale of such transfer will be based on expected revenue that would be received for the Licensed Product normally charged in an arm’s length transaction as of the date of the transfer. Subject to Licensor’s approval, any transfer of a Licensed Product solely for use in clinical trials, to obtain regulatory approval of a Licensed Product, or for compassionate use as determined by Licensee, shall not be considered a “Sale”.

“Shares” is defined at Section 3.1 herein.

“Subcontractor” is defined at Section 2.1.6 herein.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate) grants to any Third Party an express sublicense to any of the license rights granted to the Licensee under the Agreement.

“Sublicensee” means any Third Party that executes a Sublicense Agreement in compliance with Section 3.3 of the Agreement and therefore has received any of Licensee’s rights it has received under this Agreement.

“Sublicensing Revenue” means any sublicensing fees, upfront payments and milestone payments actually received by Licensee or its Affiliate(s) from a Sublicensee specifically in consideration for a grant of or in performance of a Sublicense Agreement to Develop or Commercialize the Licensed Products; excluding, in each instance: (i) sales-based royalties; (ii) fair market purchases or other payments with respect to the acquisition of any assets, equity or debt of Licensee; (iii) that portion of payments for direct or fully burdened expenses associated with future Development expenses on a Licensed Product as calculated in accordance with GAAP, to the extent that such expenses are separately listed and part of the sublicense; (iv) payments made for the fair market value of any services performed by or on behalf of Licensee or its Affiliates; and (v) reimbursements of out-of-pocket patent expenses actually incurred or paid by Licensee under the applicable Sublicense Agreement.

“Supply Agreement” is defined at Section 4.4.6 herein.

9

“Taxes” is defined at Section 3.4 herein.

“Term” is defined at Section 9.1 herein.

“Territory” means (i) with respect to Wafermine, worldwide excluding China, Taiwan, Macau, and Hong Kong, and (ii) with respect to all New Products, worldwide.

“Third Party” means any Person other than Licensor, Licensee, or their respective Affiliates.

“Third Party Payments” is defined at Section 3.3.2(b) herein.

“Transfer of Technology” is defined at Section 4.3 herein.

“Upfront Payment” is defined at Section 3.1 herein.

“Wafermine” shall be a wafer containing racemic ketamine administered sublingually.

“Wafermine Performance Milestones” is defined at Section 5.1.1 herein.

ARTICLE 2
LICENSE GRANTS

2.1              License Grants

2.1.1             Licensor Grants. In exchange for the consideration provided in this Agreement, including but not limited to that provided in Article 3, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee: (i) an exclusive (even as to Licensor and its Affiliates), non-transferable (other than in accordance with Section 12.8), fully sublicensable (through multiple tiers), perpetual and irrevocable (except as otherwise expressly set forth herein) right and license (a) to use and to reference all Licensed Know-How and Technological Information in preparing for, supporting, obtaining or maintaining any Regulatory Filings or Regulatory Approvals made by or for Licensee, or any of its Affiliates solely for Licensed Products for use in the Field in the Territory, and (b) to Promote, Commercialize and otherwise exploit any and all Licensed Products in the Field throughout the Territory, including to the Licensed IP for the exclusive right to use, offer for sale, sell, import, and export Licensed Products in the Territory for use in the Field; and (ii) a non-exclusive, non-transferable (other than in accordance with Section 12.8), fully sublicensable (through multiple tiers) to any Third Party other than a Competitor (except that Licensee may sublicense the right to manufacture and supply to a Competitor (a) if Licensee and Licensor do not execute a Supply Agreement or (b) if Licensor fails to supply all of Licensee’s commercially reasonable requirements of Licensed Products following reasonable notice of such requirements, or if agreed to by the Parties, and only if agreed to by the Parties with respect to New Products that utilize another wafer-based delivery platform that is not WaferiX), perpetual and irrevocable (except as otherwise expressly set forth herein), right and license to the Licensed IP in order to (a) Develop the Licensed Products in the Field anywhere in the world, except any Development related to Clinical Studies is restricted to the Territory, and (b) Manufacture the Licensed Products anywhere in the world for use in the Field in the Territory, including the non-exclusive right to make; and (iii) a non-exclusive, transferable, fully sublicensable (through multiple tiers), perpetual and irrevocable (except as expressly set forth herein), right and license to use the Licensed Trademarks to Promote, Commercialize or otherwise exploit any and all Licensed Products in the Territories for use in the Field.

10

2.1.2             Licensee Grants. In exchange for the consideration provided in this Agreement, and to the extent any such rights exist and are owned by Licensee, Licensee hereby grants Licensor an exclusive, nontransferable, fully sublicensable (through multiple tiers), perpetual and irrevocable (except as otherwise expressly set forth herein) right and license to all Inventions and Joint Inventions Controlled by Licensee for any and all uses of Licensed Products in the Field outside of the Territory. For the avoidance of doubt, the foregoing license grant will not limit, abridge, or restrict in any manner the rights of Licensee in the Territory. Licensor is further granted a nonexclusive, nontransferable, fully sublicensable, perpetual and irrevocable (except as otherwise expressly set forth herein) rights and license to all Inventions and Joint Inventions Controlled by Licensee in the Field, in the Territory, solely for research and development purposes (except any development related to Clinical Studies is restricted to outside of the Territory). For clarity, Licensor has no Commercialization rights in the Territory under any of the rights or licenses granted under this Section 2.1.2, and Licensor may not supply any Licensed Products under the rights and licenses granted under this Section 2.1.2 to any Third Party if Licensor knows or has a reasonable belief that such Third Party (or any downstream customer or end user thereof) intends to Commercialize such Licensed Products in the Territory.

2.1.3             Right to Have Made. Notwithstanding anything to the contrary contained in this Agreement, the licenses granted to Licensee under Section 2.1.1 shall include “have made” rights and the right of Licensee and its Affiliates to have Licensed Products manufactured by or on their behalf by any Third Party who is not a Competitor except that Licensee and its Affiliates may have Licensed Products manufactured and supplied by or on their behalf by a Competitor (a) if Licensee and Licensor do not execute a Supply Agreement or (b) if Licensor fails to supply all of Licensee’s commercially reasonable requirements of Licensed Products after reasonable notice is provided to Licensor, or the Parties agree, and only if agreed to by the Parties with respect to New Products that utilize another wafer-based delivery platform that is not WaferiX. The “have made” rights shall be limited to only Licensed Products manufactured anywhere in the world for use only in the Field in the Territory. Any non-Sublicensee Third Party that exercises such licenses on behalf of Licensee or its Affiliates shall agree in writing to further abide by terms no less restrictive than the terms of this Agreement, specifically and at least Sections 2.1.1, 7.2, 12.1, 12.2, 12.3, and 12.5 and Article 10.

2.1.4             No Conflicting Grant; Field Integrity. Licensor agrees that it shall not, and shall cause its Affiliates to not, at any time during the Term of this Agreement: (i) grant any licenses or other right or interest under the Licensed IP that conflicts with or otherwise affects Licensee’s rights under this Agreement; nor (ii) directly or indirectly prepare for, support, obtain or maintain any Regulatory Filings or Regulatory Approvals for a Licensed Product anywhere in the Territory, except for or through Licensee and its designees, in accordance with the terms and conditions of this Agreement. Nothing in this Agreement will preclude or limit Licensor’s ability to grant a license or other right or interest under the Licensed IP to any party whether in the Territory or otherwise, for the development, commercialization or manufacture of any products other than the Licensed Products.

2.1.5             Licensed Trademarks. All use of the Licensed Trademarks by Licensee, and all goodwill associated with such use, shall inure to the benefit of Licensor. Licensee shall use Commercially Reasonable Efforts intended to ensure that its respective use of Licensed Trademarks does not tarnish, blur, or dilute the quality associated with Licensed Trademarks or the associated goodwill and to cooperate with Licensor to address any reasonable concerns based on the quality associated with Licensed Trademarks caused by Licensee’s or its Sublicensee’s use thereof.

2.1.6             Subcontracting. Licensee may, at its discretion, perform any activities in support of its Development, Manufacture, Promotion, and Commercialization of a Licensed Product in the Territory through contracting with a Third Party (“Subcontractor”) who is not a Competitor without prior

11

consent of Licensor; provided that (i) Licensee shall enter into an appropriate written agreement with any such Subcontractor such that the Subcontractor shall be bound by all applicable provisions of this Agreement to the same extent as Licensee, and (ii) Licensee may subcontract the manufacture and supply of Licensed Product to a Competitor (a) if Licensee and Licensor do not execute a Supply Agreement or (b) if Licensor fails to supply all of Licensee’s commercially reasonable requirements of Licensed Products after reasonable notice is provided to Licensor, or the Parties agree, and only if agreed to by the Parties with respect to New Products that utilize a wafer-based delivery platform that is not WaferiX. Upon any expiration or termination of this Agreement for any reason, all agreements with Subcontractors shall automatically terminate.

2.1.7             No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise for any purpose. All such licenses and rights are or shall be granted only as expressly and specifically provided in this Agreement.

ARTICLE 3
UPFRONT PAYMENT, MILESTONE PAYMENTS, ROYALTIES & SUBLICENSING REVENUE

3.1              Upfront Payment. As a part of the consideration for the licenses, rights and obligations granted and made by Licensor hereunder, Licensee shall pay to Licensor a one-time, upfront fee of nine million dollars ($9,000,000 USD), payable within five (5) business days after the Effective Date of this Agreement, comprised of three million five hundred thousand dollars ($3,500,000 USD) in cash and five million five hundred thousand dollars ($5,500,000 USD) in restricted shares of Licensee’s common stock pursuant to the stock issuance agreement attached here to as Exhibit B (the “Shares”) (collectively, the “Upfront Payment”).

3.2              Milestone Payments.

3.2.1             Subject to the conditions set out in Section 3.2.2, Licensee will pay Licensor the following milestone payments upon achievement of such milestone event during the Term of this Agreement. Each milestone payment shall be payable only once, regardless of how many times the corresponding milestone event may be achieved, in cash within thirty (30) days after the occurrence of each milestone event.

Milestone Event	Milestone Payment
1) […***…]	Five million dollars ($5,000,000 USD)
2) […***…]	Two million, five hundred thousand dollars ($2,500,000 USD)
3) […***…]	Ten million dollars ($10,000,000 USD)
4) […***…]	Eight million dollars ($8,000,000 USD)
5) […***…]	Eight million dollars ($8,000,000 USD)
6) […***…]	Five million dollars ($5,000,000 USD)

12

Milestone Event	Milestone Payment
7) […***…]	Four million dollars ($4,000,000 USD)
8) […***…]	Four million dollars ($4,000,000 USD)
9) […***…]	Three million dollars ($3,000,000 USD)
10) […***…]	Three million dollars ($3,000,000 USD)
11) […***…]	Five million dollars ($5,000,000 USD)
12) […***…]	Five million dollars ($5,000,000 USD)
13) […***…]	Five hundred thousand dollars ($500,000 USD)
14) […***…]	One million dollars ($1,000,000 USD)
15) […***…]	Two hundred and fifty thousand dollars ($250,000 USD)
16) […***…]	Five hundred thousand dollars ($500,000 USD)
17) […***…]	One hundred thousand dollars ($100,000 USD)
18) […***…]	One hundred and fifty thousand dollars ($150,000 USD)

3.2.2              Payment of the above-listed milestones are subject to the following conditions:

(a)	for the group of milestones set out in Section 3.2.1 (3), (4) and (5), the Licensee will not pay more than once for a pain Indication and not more than once for a depression-related Indication;
(b)	for the group of milestones set out in Section 3.2.1 (6), (7) and (8), the Licensee will not pay more than once for a pain Indication and not more than once for a depression-related Indication;
(c)	the group of milestones set out in Section 3.2.1 (9) and (10), the Licensee will not pay for a pain Indication, and will not pay more than once for a depression-related Indication; and
(d)	the group of milestones set out in Section 3.2.1 (11) and (12), the Licensee will not pay for a pain Indication, and will not pay more than once for a depression-related Indication.

13

3.2.3             Annual Net Sales Milestones. Licensee will pay Licensor the following one-time milestone payments in cash, unless otherwise mutually agreed in writing by the Parties, within sixty (60) days after the first achievement of the Annual Net Sales (defined below) event for all of the Licensed Products sold in a given Calendar Year during the Term of this Agreement. As used herein, “Annual Net Sales” means the combined Net Sales of all Licensed Products during a given Calendar Year in the Territory. In the event more than one of the following sales-based milestones is first achieved in a single Calendar Year, all milestones that have been achieved in that Calendar Year shall be due. For clarity, each sales-based milestone below can only be achieved once and each of the corresponding milestone payments below shall be payable only once, in each instance, regardless of how many times the corresponding milestone event may be achieved.

Annual Net Sales Milestone Event	Milestone Payment
1. First Annual Net Sales exceeding […***…] in a Calendar Year	Six million dollars ($6,000,000 USD)
2. First Annual Net Sales exceeding […***…] in a Calendar Year	Eighteen million dollars ($18,000,000 USD)
3. First Annual Net Sales exceeding […***…] in a Calendar Year	Thirty million dollars ($30,000,000 USD)
4. First Annual Net Sales exceeding […***…] in a Calendar Year	Fifty million dollars ($50,000,000 USD)
5. First Annual Net Sales exceeding […***…] in a Calendar Year	Seventy million dollars ($70,000,000 USD)

(a)                Annual Reports. Within sixty (60) days after the last day of each Calendar Year, Licensee shall provide to Licensor a true and accurate report setting out in reasonable detail (on a country-by-country basis) the Net Sales of the Licensed Products during such Calendar Year providing all information reasonably necessary to calculate milestone payments due (the “Annual Report”). In addition, Licensee shall provide in a timely fashion as Licensor may reasonably request such other information and reports as reasonably requested by Licensor to the extent necessary to confirm the milestone payment(s) calculations.

(b)               Each Annual Report shall provide reasonable support for all Net Sales reported for Licensor to verify the accuracy and completeness of the milestone payments due in that Calendar Year.

(c)                Licensor reserves the sole right to appoint an independent party of its choosing to audit and review all documents that purport to provide support for each Annual Report including any and all calculations presented in that Annual Report for both Net Sales and milestone payments, at Licensor’s expense.

14

(d)               Should Licensor determine any milestone payment was underpaid, Licensee shall have thirty (30) days after notification of such underpayment by Licensee to provide evidence supporting its payment. Should such underpayment be confirmed, Licensee shall have sixty (60) days after notification of underpayment to pay the remaining, due milestone payments. Any unresolved Dispute regarding the underpayment of milestone payments shall be subject to Section 12.1.

3.3              Royalties.

3.3.1             Royalty Payments.

(a)                Royalty Rate. Subject to Section 3.3.2, Licensee shall pay to Licensor a […***…] percent ([…***…]%) royalty on the Net Sales of all Licensed Products on a country-by-country basis in the Territory commencing on the First Commercial Sale of the first Licensed Product through the end of the Royalty Term (each, a “Royalty Payment,” and, collectively, the “Royalty Payments”). Following the expiration of the Royalty Term for any Licensed Product in a given country, no further royalties shall be payable in respect of sales of such Licensed Product in such country, sales of such Licensed Product shall be excluded from Net Sales for purposes of determining the sales-based milestones in Section 3.2.3, and the licenses and rights granted to Licensee hereunder with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual and royalty-free.

(b)               The foregoing royalties will be payable on a quarterly basis due within forty-five (45) days after the end of each Calendar Quarter for all Net Sales of the applicable Licensed Products in the Territory during the Royalty Term.

(c)                All Royalty Payments shall be made in U.S. Dollars. If any currency conversion is required in connection with Royalty Payments due to Licensor hereunder, Licensee will convert the amount into U.S. Dollars at an exchange rate equal to the middle rate (i.e., average of the buy and sell rates) of U.S. Dollars published in the East Coast Edition of The Wall Street Journal for the last business day of the applicable reporting period. If at any time legal restrictions prevent the prompt remittance of all or part of any Royalty Payments owed by Licensee hereunder with respect to any country, Licensee will pay the Royalty Payments owed to Licensor (as converted into U.S. Dollars) directly from its United States sources of fund for as long as the legal restrictions apply.

(d)               Quarterly Reports. Within thirty (30) days after the last day of each Calendar Quarter, Licensee shall provide to Licensor a true and accurate report setting out in reasonable detail (on a country-by-country basis) the information necessary to calculate Royalty Payments due with respect to Net Sales of the Licensed Products during such Calendar Quarter. In addition, Licensee shall provide in a timely fashion as Licensor may reasonably request such other information and reports as reasonably requested by Licensor to the extent necessary confirm the Royalty Payment calculation. Each Quarterly Report shall provide reasonable support for all Net Sales reported for Licensor to verify the accuracy and completeness of the Royalty Payments due in that Quarter.

(e)                Licensor reserves the sole right to appoint an independent party of its choosing to audit and review all documents that purport to provide support for each Quarterly Report including any and all calculations presented in that Quarterly Report for both Net Sales and Royalty Payments,, at Licensor’s expense.

15

(f)                Should Licensor determine any Royalty Payment was underpaid, Licensee shall have thirty (30) days after notification of such underpayment by Licensee to provide evidence supporting its payment. Should such underpayment be confirmed, Licensee shall have sixty (60) days after notification of underpayment to pay the remaining, due Royalty Payments.

(g)                Any unresolved Dispute regarding the underpayment of Royalty Payments shall be subject to Section 12.1.

3.3.2             Royalty Reductions.

(a)                No Valid Claim. If, on a Licensed Product-by-Licensed Product and country-by-country basis, the Licensed Product is not or is no longer covered by a valid claim of any Licensed Patent in such country in the Territory, then the royalty rate that would otherwise apply to Net Sales of such Licensed Product in such country in the Territory under Section 3.3.1(a) will be reduced by fifty percent (50%) for the remainder of the Royalty Term.

(b)               Third Party Payments. If Licensee is required to make royalty payment(s), payment(s) of license fees, settlement fee payment(s) or other similar payment(s) to one or more Third Parties in consideration for a license in order to exercise the rights granted under this Agreement, covenant not to sue or similar right under such Third Party’s Intellectual Property rights (“Third Party Payments”), then Licensee may credit against the Royalty Payments payable to Licensor pursuant to this Section 3.3.1(a) up to […***…] percent ([…***…]%) of Third Party Payments paid, payable or otherwise owed by Licensee with respect to such Licensed Product. Licensee will be entitled to carry forward to future Calendar Quarters any amounts with respect to which Licensee would have been entitled to make a deduction pursuant to this Section 3.3.2 but for such maximum reduction.

(c)                Royalty Adjustment for loss of Market Share. On a Licensed Product-by-Licensed Product and country-by-country basis, the then applicable Royalty Payment to Licensor under Section 3.3.1(a) shall be reduced by […***…] percent ([…***…]%), if during such Calendar Quarter during the Royalty Term, (i) Net Sales of such Licensed Product decline by […***…] ([…***…]%) or more relative to the average Net Sales of such Licensed Product in such country for the four (4) Calendar Quarters immediately preceding the Calendar Quarter because a Generic Product is launched in such country in that Quarter, or (ii) the aggregate number of units of Generic Products with respect to such Licensed Product sold during such Calendar Quarter in such country is […***…] percent ([…***…]%) or more of the aggregate units of the sum of all such Generic Products and such Licensed Products sold in such Calendar Quarter in such country. All determinations of the units of Generic Products and Licensed Products sold in a country shall be based on a mutually acceptable calculation method using data obtained from a reputable and mutually agreed Third Party source, such as IQVIA. For clarity, the reduction under this Section 3.3.2 shall only apply in the Calendar Quarter(s), if any, in which (A) the aggregate number of units of Generic Products with respect to a Licensed Product sold during the Calendar Quarter in a country exceeds […***…]% of the aggregate units of the sum of all such Generic Products and such Licensed Products sold in such Calendar Quarter in such country or (B) Net Sales of such Licensed Products are equal to or less than […***…] percent ([…***…]%) of the average Net Sales of such Licensed Products in such country for the four (4) Calendar Quarters immediately preceding the Calendar Quarter in which the Generic Product(s) is launched in such country.

(d)               Cumulative Reductions Floor. Notwithstanding anything to the contrary herein, in no event shall the cumulative effect of the adjustments in Sections 3.3.2(a) through (c) as well as any adjustments made in view of Combination Product sales in the calculation of Net Sales in any given Calendar Quarter reduce the Royalties payable to Licensor hereunder to less than […***…]% of the amounts that otherwise would have been payable to Licensor hereunder (without taking into consideration any such adjustments) in such Calendar Quarter. Sublicensing.

16

3.3.3             Sublicensing Revenue Payments. During the Term of this Agreement, Licensee will pay to Licensor: (i) […***…] percent ([…***…]%) of Sublicensing Revenue for any sublicense of rights to Develop, Manufacture, Promote and/or Commercialize a Licensed Product pursuant to a Sublicense Agreement that is executed by Licensee and its Sublicensee within […***…] ([…***…]) months following the Effective Date of this Agreement; and (ii) […***…] percent ([…***…]%) of Sublicensing Revenue for any such sublicense of rights to Develop and/or Commercialize a Licensed Product executed thereafter.

3.3.4             A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder and shall be consistent with the applicable terms and conditions of this Agreement. Provided that the conditions of this Section 3.3 are met by Licensee, then in the event of termination of this Agreement, continued sublicense rights shall be governed by Section 9.3.2. Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements”, and such sub-Sublicensees shall be treated as “Sublicensees”, for purposes of the Agreement.

3.3.5             Licensee shall deliver to Licensor a true, and correct copy of each Sublicense Agreement with a Sublicensee granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within thirty (30) days following the applicable execution, provided that such copy may be redacted of terms not relevant to Licensor’s ability to confirm compliance of such Sublicense Agreement with the requirements of this Agreement. For clarity, Confidential Information of Licensee or Sublicensee may be redacted from each Sublicense Agreement prior to it being provided to Licensor. Licensee shall also notify Licensor of any modification or termination of any such Sublicense Agreement within thirty (30) days of the same; providing copies, redacted if needed as allowed herein, if available. If the Sublicense Agreement or any modifications or terminations thereof are not in English, Licensee shall provide Licensor an accurate English translation, prepared by a professionally certified interpreter, in addition to a copy of the original agreement.

3.3.6             Notwithstanding any such Sublicense Agreement, Licensee will remain liable to Licensor for all of Licensee’s duties and obligations contained in the Agreement, including without limitation the payments due under Sections 3.2 and 3.3 whether or not paid to Licensee by a Sublicensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee materially breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a material breach of this Agreement if such acts were performed by Licensee. In the event of a material breach by a Sublicensee, including without limitation failure to timely pay royalties or other consideration, Licensee shall take reasonable steps to enforce the terms of the Sublicense Agreement.

3.4              Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 3.4, Licensor shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments or other consideration made by Licensee to Licensor under this Agreement (“Agreement Payments”). If applicable laws require the withholding of Taxes, Licensee shall make withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Licensee shall promptly (as available) submit to Licensor appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Notwithstanding the foregoing, if as a result of Licensor changing its domicile or other circumstances outside of Licensee’s control, additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, Licensor shall be responsible for all such additional Taxes.

17

ARTICLE 4
RIGHTS OF REFERENCE & REGULATORY; TECHNOLOGY TRANSFER; SUPPLY

4.1              Regulatory Strategy, Materials & Clinical Studies. Licensor shall reasonably cooperate and assist Licensee in developing strategies for its Regulatory Filings in the Territory for a Licensed Product, including responding to Licensee’s reasonable requests relating to communications from Regulatory Authorities in the Territory related to a Licensed Product in the Territory. Without limiting the foregoing, throughout the Term, each Party shall promptly provide to other Party true and complete copies of all Regulatory Filings and Regulatory Approvals and other regulatory communications with respect to a Licensed Product received or submitted by or on behalf of a Party, its Affiliates or Sublicensees. Without limiting the foregoing and upon written request by a Party, each Party shall provide the requesting Party (or its designees) with sufficient rights to reference and use any such documentation in connection with such Party’s or its designees’ Development of a Licensed Product in the Field, including providing the appropriate authorizations to such Regulatory Authority(ies) allowing the other Party (or its designees) the right to reference and use any such documentation to support any Regulatory Filing for a Licensed Product in the Field, including to support any necessary Regulatory Filing for the Licensed Products (or changes thereto) to permit Manufacture by the other Party or its designee. Upon a Party’s request, the other Party shall also take all steps necessary to transfer to the requesting Party (or its designee) any and all Clinical Studies with respect to a Licensed Product in the Field at no additional charge to the requesting Party, including providing assistance in the transition of all such Clinical Studies to requesting Party (or its designee).

4.2              Ownership. To the extent permitted by Applicable Law, Licensee shall own all Regulatory Filings (including all Regulatory Approvals) and Data with respect to Licensed Products in the Territory and Licensor shall own all Regulatory Filings (including all Regulatory Approvals) and Data with respect to Licensed Products outside the Territory. Licensor shall, upon Licensee’s request, assist Licensee and take such actions as Licensee may request to effect such transfer. Each Party agrees that neither it nor its Affiliates will do anything to adversely affect any such Regulatory Approvals or other Regulatory Filings of the other Party. Without limiting the foregoing, Licensor will have the right to use all Clinical Data generated by Licensee in the exercise of its rights under this Agreement solely for purposes of Licensor’s Regulatory Filings outside the Territory.

4.3              Technology Transfer. As soon as reasonably practicable after the Effective Date and from time to time during the Term of this Agreement, Licensor shall disclose and transfer to Licensee embodiments of the Licensed Patents, and all Licensed Know-How and Technological Information, in each of the foregoing cases, or may be, used or held for use, necessary or otherwise relevant for or useful to the Development, Manufacture, Promotion, Commercialization of Licensed Products in the Field for the Territory (collectively, the “Transfer of Technology”), except that all Licensed Know-How and Technological Information necessary or otherwise relevant for or useful to the Manufacture of Licensed Products shall be disclosed and transferred by Licensor to Licensee only pursuant to the terms and conditions of the Supply Agreement (which will include costs to be borne by Licensee) or if Licensor breaches and fails to promptly cure its supply obligations under Section 4.4 hereof. Licensor will, at the reasonable request of Licensee and at Licensee’s cost: (i) support Licensee’s Manufacture of Licensed Products (excluding New Products which include wafer-based delivery platforms that are not WaferiX) in the Field prior to completion of the Transfer of Technology; and (ii) provide Licensee with reasonable assistance in connection with use the transferred technology to enable Licensee to use and exploit the transferred technology and otherwise exercise its rights and perform its obligations under this Agreement.

18

4.4              Supply of Licensed Products.

4.4.1             Supply. At Licensor’s COGS plus […***…]%, Licensor or its Affiliates will Manufacture and supply to Licensee such quantities of Licensed Products (excluding New Products which include wafer-based delivery platforms that are not WaferiX) as Licensee deems reasonably sufficient (i) for the treatment of four hundred (400) patients enrolled in Licensee’s Clinical Studies or (ii) to conduct all Clinical Studies or other studies prior to the first marketing approval obtained for the Licensed Product in any Territory contemplated under this Agreement for all Licensed Products, whichever quantity is greater (the “Clinical Supply”); provided, for the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Licensee is not obligated or required to purchase from Licensor any Licensed Products that are not mutually agreed upon by the Parties (including as to quantities, specifications and price) and Licensee shall be free to Manufacture itself or to otherwise source, or have Manufactured any Licensed Products from Third Party suppliers who are not Competitors (except that Licensee may have any amount of Clinical Supply Manufactured by a Competitor to the extent Licensor either cannot supply Licensee’s requested reasonable amount or the Parties agree after reasonable noticed of such request) pursuant to Section 2.1.3.

4.4.2             Forecast. Subject to the terms and conditions hereof, Licensee shall place Purchase Orders (as defined below) for the Clinical Supply as reasonably needed for Licensee’s Clinical Studies. At least twelve (12) months prior to the start of its Clinical Studies, Licensee shall provide to Licensor its supply needs for the Clinical Supply to support its Clinical Studies (the “Forecast”). Licensor shall notify Licensee as soon as possible, but in any event within ten (10) days of receipt of the Forecast, if Licensor is unwilling or believes it will be unable to deliver Licensed Products in accordance with such Forecast, and the Parties shall work together in good faith to create a new Forecast acceptable to both Parties, as soon as possible and without cost or penalty.

4.4.3             Purchase Orders. Licensee shall order the Clinical Supply by submitting purchase orders to Licensor in writing or through electronic transmission, in a form reasonably acceptable to Licensor (each, a “Purchase Order”). Each Purchase Order must include ordering information, quantity, unit price agreed upon by the Parties, requested delivery dates, delivery locations (which shall be Licensee’s facility(ies) in the United States unless otherwise agreed by Licensor) and any other elements necessary to ensure the timely production and delivery of the Clinical Supply. Within five (5) calendar days following Licensor’s receipt of each Purchase Order, Licensor will accept or reject such Purchase Order in writing or through electronic transmission. Upon notification to Licensee that the Clinical Supply is ready for delivery pursuant to Section 4.4.4 below, Licensor will issue an invoice to Licensee for an amount equal to the Licensor’s COGS for the Clinical Supply. All invoices issued pursuant to this Agreement shall be payable within the time periods expressly set forth herein unless Licensee notifies Licensor of a disputed invoice amount (or portions thereof) no later than the time period within which payment of the invoiced amount is due. In the event that Licensee has not paid any undisputed invoice amounts on or before the applicable due date, such failure shall be considered a breach under this Agreement, subject to applicable cure provisions. Past due amounts shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum (or if less, the highest rate legally permitted), payable on demand.

4.4.4             Delivery. The Clinical Supply shall be shipped, transported, and delivered in accordance with Licensee’s reasonable instructions and with at least eighteen (18) months of residual shelf life at time of delivery and the Parties will work in good faith to extend minimum shelf life at delivery to a target of twenty-four (24) months or more. Deliveries of the Clinical Supply shall be made FOB

19

(INCOTERMS 2020) Melbourne port at Licensor’s facility. Title and risk of loss or of damage to Licensed Products shall transfer to Licensee after delivery of the Licensed Products to Licensee’s place of delivery named in the applicable Purchase Order.

4.4.5             Non-Conforming Orders. Licensee shall send to Licensor notice in writing or through electronic transmission regarding quantity discrepancies between ordered and delivered quantities with respect to any delivery of Clinical Supply and Licensor shall promptly deliver the replacement Clinical Supply to remedy the quantity discrepancies. Licensee shall send to Licensor notice in writing or through electronic transmission regarding Defects (as defined below) with respect to any delivery of Clinical Supply. In the event that Licensor has delivered any Clinical Supply that, as delivered, is not new unless otherwise specified in the applicable Purchase Order, is not free and clear of all liens and encumbrances of any kind, deviates from Manufacturing specifications agreed to by the Parties, was not Manufactured in accordance with Applicable Laws or any other requirements mutually agreed upon by the Parties (each deviation a “Defect”, and the Clinical Supply that is the subject of the Defect, a “Defective Clinical Supply”), Licensor shall, at its sole cost and expense, promptly repair or replace the Defective Clinical Supply or, if Licensor is unable or unwilling to do so, refund all amounts paid by Licensee for such Defective Clinical Supply. Licensee, or its designated representative, may inspect the Clinical Supply to determine whether Licensor has cured the defect. If both Parties decide that the Clinical Supply cannot be reworked or used, Licensor shall arrange, at its sole cost and expense, for all such Defective Clinical Supply to be picked up and destroyed in accordance with all Applicable Laws and deliver to Licensee a certificate of destruction signed by an authorized representative of Licensor.

4.4.6             Supply Agreement. At any time upon Licensee’s request, Licensee and Licensor shall negotiate one or more definitive written supply agreements (each, a “Supply Agreement”) regarding the manufacture and supply of Licensed Products in good faith between the Parties with standard terms (in accordance with standard industry terms), which Supply Agreement(s) would include reasonable and competitive pricing and also include ongoing technology transfer provisions (including a mutually acceptable technology transfer fee for certain transfers of Manufacturing technology). For clarity, unless and until the Parties execute a Supply Agreement, Licensee shall have the right to purchase, and Licensor shall supply to Licensee, Licensed Products (excluding New Products utilizing other wafer-based delivery platforms that are not WaferiX) pursuant to the terms of this Article 4.

ARTICLE 5
DEVELOPMENT & COMMERCIALIZATION

5.1              Development.

5.1.1             Performance Milestones for Wafermine. Licensee (or its Sublicensees or Affiliates, as applicable) shall use Commercially Reasonable Efforts to: (i) […***…], and subject to both Parties’ agreement, […***…] in a timely manner if both Parties agree on safety and regulatory discussions (each of (i)-(iii) a “Wafermine Performance Milestone,” and collectively the “Wafermine Performance Milestones”).

5.1.2             Performance Milestones for New Products. Provided that Licensor timely provides Licensee with GMP grade New Product, except for any New Product that utilizes a wafer-based delivery platform that is not WaferiX, in accordance with Purchase Orders submitted by Licensee that are consistent with Licensee’s Forecasts, but in any event provide Licensor at least twelve (12) months’ notice as to the Forecasted amounts of New Product(s) needed, within […***…] ([…***…]) months of the Effective Date, Licensee (or its Sublicensees or Affiliates, as applicable) shall use Commercially

20

Reasonable Efforts to […***…] (in all cases solely if both Parties agree on safety and regulatory discussions) (the “New Product Performance Milestones,” and collectively with the Wafermine Performance Milestones, “Performance Milestones”).

5.1.3             Failure to Achieve Performance Milestone(s). The Parties understand and accept that, despite Licensee’s Commercially Reasonable Efforts, unforeseen regulatory requirements or subsequent safety or efficacy data may delay Licensee’s achievement of one or more Performance Milestone(s). In the event Licensee, acting in good faith, is not able to meet a Performance Milestone due to unforeseen, adverse regulatory requirements or subsequent negative safety or efficacy data, either of which will delay Commercialization of the Licensed Product(s), Licensee shall notify Licensor of the same and shall have an additional […***…] ([…***…]) month period to meet such Performance Milestone (and all affected Performance Milestones shall automatically be extended by such […***…] ([…***…]) month period). In addition, if at any time, despite Licensee’s Commercially Reasonable Efforts, Licensee, acting in good faith, is not able to meet a Performance Milestone then the Parties shall meet within […***…] ([…***…]) calendar days to discuss in good faith and agree on a revised plan and/or corrective actions to be undertaken by Licensee. If, despite any extensions in the Performance Milestones and any revised plans and/or corrective actions, Licensee has not met a Performance Milestone, Licensor may, subject to Section 9.2.5, terminate this Agreement.

5.1.4             Development Plan. The Development of the Licensed Products in the Field in the Territory shall be conducted pursuant to a development plan prepared by Licensee that will include a description of the Development activities to be performed in support of the Regulatory Approval of Licensed Products in the Field in the Territory, including projected timelines for completion of such activities (the “Development Plan”). The JSC shall have the right to review and comment on the Development Plans but Licensee will have final authority to determine, approve, and implement the Development Plans. The Development Plan for Wafermine will contain the requirements set forth in Schedule 1 and the Development Plan for New Products will contain the requirements set forth in Schedule 2. In the event of any proposed change to the Development Plans, Licensee will notify the JSC for comments and feedback.

5.1.5             Development of New Products. Upon agreement of the Parties through the JSC, Licensor may Develop New Products pursuant to the Development Plan for New Products. Licensor may invoice Licensee its COGS plus […***…] percent ([…***…]%) at regular intervals to be determined by Licensor, the terms and conditions of said payments shall be provided therein.

5.1.6             Records. Licensee shall maintain complete and accurate records of all work conducted by or on behalf of Licensee in furtherance of the Development of Licensed Products in the Field in the Territory, including all material results and Data made in conducting such activities. Such records shall be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Law.

5.1.7             Reporting. Licensee shall reasonably and in good faith report all material Development activities with respect to the Licensed Products in the Field in the Territory to the JSC once every six (6) months until the First Commercial Sale of a Licensed Product in the Territory.

5.2              Commercialization.

5.2.1             Licensee shall be responsible for the Commercialization of Licensed Products in the Territory, including Manufacturing, selling, distributing and invoicing Licensed Products in the Territory. After Regulatory Approval has been obtained for a Licensed Product in the Territory, Licensee

21

shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field and in the Territory. Licensee shall conduct its Commercialization activities with respect to the Licensed Products in the Territory in accordance with Applicable Law and the financial terms as set forth in this Agreement.

5.2.2             Without limiting any other rights of Licensee hereunder, all results of Licensee’s Development Activities contemplated by this Agreement hereunder shall be subject to the licenses granted to Licensee in Sections 2.1.1, 2.1.3, and 2.1.6. Licensee shall have the exclusive right, directly or through its Affiliates, Sublicensees and Subcontractors, to develop and seek Regulatory Approvals for Licensed Products in the Field in the Territory and to Commercialize or otherwise exploit Licensed Products in the Field in the Territory. Licensee (itself or through its Affiliates or Sublicensees) shall have the sole and exclusive right and responsibility to determine, in its sole discretion, the trademarks (other than the Licensed Trademarks), trade dress, style of packaging, labeling and domain names with respect to the Manufacture, packaging, marketing, distribution and sales of the Licensed Product in the Field in the Territory, and Licensor shall have no rights to such trademarks, trade dress, style of packaging, labeling or domain names, except as otherwise agreed to by the Parties.

5.2.3             Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, withdrawal, corrective action or other regulatory action with respect to such product taken by virtue of Applicable Law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the Manufacture, distribution and use (to the extent possible) of the Licensed Products. As between the Parties, Licensee shall have sole discretion with respect to any matters relating to any Remedial Action inside of the Territory, and Licensor shall have sole discretion with respect to any matters relating to any Remedial Action outside of the Territory. In the event that a Party determines that any Remedial Action with respect to the Licensed Product in its territory should be commenced, or if Remedial Action is required by any Regulatory Authority having jurisdiction over the matter in its territory, such Party will control and coordinate all efforts necessary to conduct such Remedial Action and shall be responsible for all cost and expense of such Remedial Action in its territory.

5.3              Exclusive Activities.

5.3.1             During the Term, and subject to the terms and conditions in this Agreement, Licensee hereby covenants and agrees that Licensee and Licensee’s Affiliates shall engage in the Exclusive Activities only with Licensor. In furtherance of the foregoing, Licensee hereby agrees that it and its Affiliates: (i) shall deal and engage exclusively with Licensor in the Exclusive Activities, doing so in the manner contemplated by this Agreement; (ii) shall not solicit, entertain or engage Third Parties to solicit or entertain offers for the Exclusive Activities; (iii) shall not negotiate with or enter into any agreements or understandings with any Third Party with respect to the Exclusive Activities; (iv) shall not engage in Exclusive Activities with any Third Party, whether alone or together with any Third Party or for the benefit of itself or any Third Party; and (v) shall not engage in any of the activities proscribed in any of the foregoing (ii) through (iv) (inclusive). For clarity, nothing in this Agreement shall limit, abridge, or prevent Licensee from Developing, Promoting, Manufacturing, Commercializing or otherwise exploiting products that are not Competitive Products (including, without limitation, ketamine products given by oral, intranasal, subcutaneous, or intravenous administration), and Licensee retains all right to do any of the foregoing.

22

5.3.2             Licensee may engage in the Exclusive Activities, inclusive of those set forth in the foregoing Section 5.3.1(a)(ii) through (a)(iv), with Licensor’s Affiliates but solely to the extent as Licensor provides its written consent.

5.3.3             Licensee shall cause all its Affiliates to abide by this Section 5.3.

ARTICLE 6 JOINT STEERING COMMITTEE

6.1              Formation; Composition. Within thirty (30) calendar days after the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) composed of no more than three (3) representatives of each Party to review the Development and Commercialization of the Licensed Products in the Field in the Territory and to coordinate the Parties’ activities under this Agreement including regulatory matters (including Regulatory Approvals and Regulatory Filings) in the Territory. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience, and knowledge. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity.

6.2              Co-Chairpersons of Joint Development Committee. Each of Licensee and Licensor will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairperson of the JSC will be responsible for calling meetings, preparing and circulating an agenda and relevant materials (including drafts of updates to, or any proposed changes to a Development Plan) to the other Party at least ten (10) business days in advance of each meeting, and preparing and issuing minutes of each meeting within ten (10) business days thereafter.

6.3              Responsibilities. The JSC shall be responsible for:

6.3.1             Establishing a protocol review committee (the “PRC”) to establish proposed protocols for the testing and development of the Licensed Products;

6.3.2             coordinating the activities of the Parties under this Agreement and providing a forum for and facilitating communications between the Parties under this Agreement;

6.3.3             reviewing and discussing the Development Plans, and reviewing and discussing the data and results of Development activities under the Development Plans, in each case, subject to the provisions of Section 6.4 below for Licensed Products;

6.3.4             reviewing and discussing Commercialization of the Licensed Products in the Territory, including reporting of regulatory activities in the Territory;

6.3.5             reviewing, discussing and coordinating scientific presentations and publication plans with respect to any Licensed Product and any results arising therefrom during the course of the Development Plans in the Territory;

6.3.6             reviewing, discussing and coordinating any potential Inventions for potential filing of any Patents, including Joint Patents; and

23

6.3.7             performing such other functions as appropriate to further the purposes of this Agreement, including communications with relevant Regulatory Authorities, as expressly set forth in this Agreement or allocated to it by the Parties in writing by mutual agreement.

6.4              Decision Making. Day-to-day operational level decisions concerning the Development, Manufacture and Commercialization of Licensed Products in the Territory shall be made by Licensee; provided, however, that such decisions are not inconsistent with the Development Plan. Licensee will review and finalize all protocols for the Licensed Products based on the recommendations of the PRC. Material updates or changes to the Development Plan, including (for clarity) any changes to any protocols, new clinical protocols or material changes to an approved clinical protocol or material changes to strategy with respect to regulatory activities in the Territory, shall be subject to review by and feedback from the JSC, which Licensee shall consider in good faith. Each member of the JSC shall have only one vote. Except as otherwise provided in this Article 6, decisions of the JSC shall be made by unanimous vote; provided that at least one (1) representative from each Party participates in such vote. If the JSC does not reach unanimity with respect to a particular matter, and the JSC is unable to resolve the Dispute after endeavoring for fifteen (15) business days to do so, then either Party may, by written notice to the other, have such matter referred to the Parties’ executive officers, who shall meet promptly (either in person or via teleconference) and negotiate in good faith to resolve the Dispute. If the executive officers cannot resolve such Dispute within fifteen (15) days, then Licensee shall have the final decision making authority on any and all matters that relate to the Development, Manufacture or Commercialization of a Licensed Product in the Territory. For clarity, such authority of Licensee shall not extend to any decision that directly impacts the Development, Manufacture or Commercialization of a Licensed Product outside the Territory.

6.5              Meetings. Unless otherwise agreed upon by the Parties the JSC shall meet at least once every other month for the first year of the Term and thereafter every Calendar Quarter, in each case at times mutually agreed upon by the Parties. At least one (1) of such meetings per Calendar Year shall be held in person, unless otherwise mutually agreed by the Parties, and all other such meetings may be held by teleconference or videoconference. The location of the meetings of the JSC to be held in person shall be agreed upon by the Parties. Each Party shall bear all expenses of its own representatives on the JSC.

6.6              Meeting Agenda; Minutes. The JSC chairperson shall be responsible for preparing and circulating an agenda in advance of each meeting of the JSC and for preparing and issuing minutes of each meeting within ten (10) business days thereafter. Such minutes will not be finalized until both Parties’ representatives on the JSC review and confirm the accuracy of such minutes in writing. Each Party will disclose to the other Party any other proposed agenda items along with appropriate information at least ten (10) business days in advance of each meeting of the JSC; provided that, under exigent circumstances requiring the JSC’s input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting so long as such other Party consents to such later addition of such agenda items for such JSC meeting.

6.7              Limitations on Authority of Joint Steering Committee. The JSC shall not have any responsibility or authority, or other rights, except as expressly set forth in this Agreement, including, for clarity, any authority to amend, modify or waive compliance with this Agreement. The JSC shall be disbanded upon the mutual agreement of the Parties or upon termination of this Agreement pursuant to Section 9.2.

24

ARTICLE 7
REPRESENTATIONS AND WARRANTIES; LIABILITY

7.1              Mutual Representations, Warranties and Covenants. Licensor and Licensee each represents and warrants to the other, as of the Effective Date: (i) such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) such Party has taken all necessary corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; (iv) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder does not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and does not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound. In addition, each Party represents, warrants and covenants to the other: (a) that it shall, or shall cause its Affiliate to, obtain and maintain during the Term all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement and to perform its obligations under this Agreement; (b) it shall comply with Applicable Laws relating to such Party’s rights, duties, responsibilities and obligations set forth in this Agreement; and (c) it will not enter into an agreement that is inconsistent with the rights, licenses and assignments granted to the other Party in this Agreement.

7.2              No Debarment; Anti-Bribery and Anti-Corruption. Each Party certifies as of the Effective Date that neither Party has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further certifies as of the Effective Date that it has not used prior to the Effective Date and shall not use during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further represents, warrants and covenants that it has not been sanctioned, suspended, excluded or otherwise declared ineligible from any Regulatory Authority healthcare program, including, but not limited to any United States healthcare program, such as Medicare or Medicaid or comparable foreign healthcare program. In the event that during the Term, such Party: (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction or ineligibility, such Party shall immediately notify the other Party. In the event a Party becomes debarred by a Regulatory Authority during the Term, the other Party shall have a right to terminate this Agreement upon thirty (30) days written notice to the debarred Party.

7.3              Right to Grant Licenses; No Existing Claims. Licensor represents, warrants and covenants to Licensee that: (i) it Controls the Licensed IP and otherwise has the full power and authority to grant to Licensee the rights, licenses and assignments granted under this Agreement, free and clear of any and all encumbrances and without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) no agreements or arrangements of any kind exist between Licensor and Third Parties that limit or restrict use of the Licensed IP for a Licensed Product in the Territory or that otherwise conflicts or is inconsistent with Licensee’s exercise of its rights under this Agreement and (iii) it shall not assign or abandon, and shall maintain in full force and effect all Intellectual Property and other proprietary

25

rights Controlled by Licensor or its Affiliates under this Agreement without prior notice to Licensee; except Licensor may assign its rights and obligations to any Licensed IP or under this Agreement to or among its Affiliates and subsidiaries without prior authorization. Licensor represents that such assignments shall not affect Licensee’s rights under this Agreement. As of the Effective Date, Licensor represents and warrants that: (a) there are no claims, demands, Disputes or proceedings of any Person pertaining to or, to Licensor’s knowledge, any claim, demand, Dispute or proceeding (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) which are pending or threatened that, in either case, challenges Licensor’s right, title or interest in the Licensed IP in the Territory or makes any adverse claim of ownership thereof or which would affect Licensor’s ability to perform its obligations or grant the rights and licenses under this Agreement; (b) to the best of Licensor’s knowledge, the Licensed Products (excluding New Products which include wafer-based delivery platforms that are not WaferiX) and the exercise of Licensee’s rights in connection therewith and as otherwise contemplated by this Agreement and the performance of each Party’s obligations under this Agreement do not, as of the Effective Date, infringe or misappropriate the intellectual property or proprietary rights of any Third Party); and (c) that as of the Effective Date, none of the Licensed IP are the subject of any judgment, injunction, order, decree, settlement or agreement restricting its use for or otherwise Licensee’s exercise of rights under this Agreement relating to a Licensed Product in the Field for the Territory. Licensor agrees that it shall notify Licensee immediately if Licensor becomes aware of any actual or potential Third Party Claims that could affect either Party’s ability to fully perform its obligations or to exercise its rights under this Agreement. Licensor represents, warrants and covenants that Licensor shall not assign or abandon, and shall maintain in full force and effect all Licensed IP.

7.4              Licensed Patents Embodied in Licensed Products. All Licensed Products (excluding New Products which include wafer-based delivery platforms that are not WaferiX) embody or practice the inventions claimed in the Licensed Patents. All Licensed Patents Controlled by Licensor or its Affiliates necessary to Develop, Manufacture, Commercialize, or otherwise exploit Licensed Products have been licensed to Licensee under this Agreement.

7.5              No Additional Material Information. As of the Effective Date, to the best of Licensor’s knowledge, Licensor has disclosed to Licensee all material scientific and technical information and all material information relating to safety and efficacy known to Licensor with respect to the Licensed Products (excluding New Products which include wafer-based delivery platforms that are not WaferiX). The documentation disclosed or made available to Licensee in connection with Licensee’s due diligence in entering into this Agreement is, in all material respects, true, complete and unredacted (except as expressly noted in such documentation). Licensor has not failed to disclose or make available any material information to Licensee.

7.6              Warranty Disclaimer. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

7.7              Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER LICENSEE NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO LICENSOR OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR

26

CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE 8
INTELLECTUAL PROPERTY RIGHTS

8.1              Ownership of Inventions. Ownership of all Inventions shall be as set forth in this Article 8. Determination of inventorship of Inventions shall be made in accordance with US patent laws. Each Party will continue to own any Intellectual Property that it owned prior to the Effective Date or that it creates or obtains outside the scope of this Agreement; provided, however, the Parties shall jointly own all Joint Inventions. All Patents covering patentable Joint Inventions shall be referred to herein as “Joint Patents”, which shall be promptly disclosed and reported to the JSC. For avoidance of doubt, all Inventions that are made solely by or on behalf of Licensee shall be owned solely by Licensee.

8.2              Patent Prosecution and Maintenance of Licensed and Joint Patents. Licensor, at Licensor’s expense, shall have the first right and responsibility to control the Patent Prosecution and maintenance of Licensed Patents and any Joint Patents. Licensor shall keep Licensee reasonably informed with respect to the status of Patent Prosecution and maintenance of such Licensed Patents and Joint Patents, shall provide copies of all material submissions to any patent office related to Patent Prosecution of such Licensed Patents, and reasonably consider all feedback of Licensee with respect to the Patent Prosecution. Licensor shall promptly (but not less than ninety (90) days prior to the due date for the next applicable filing or payment or within thirty (30) days of receipt of terminal decision) give notice to Licensee of the grant, lapse, revocation, surrender, invalidation, intention to abandon, or abandonment of any Licensed Patents, and in the event of any lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent in any country, Licensee may by notice to Licensor within sixty (60 days) of receipt of said notice by Licensor assume control of the Patent Prosecution of such Licensed Patents in such country at Licensee’s sole expense. Licensee shall have the sole right, but not the obligation, to control the Patent Prosecution and maintenance of all Licensee-owned Intellectual Property (other than Joint Patents). Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts provided herein at the request and expense of the Party controlling such Patent Prosecution, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and Sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. Without limiting the foregoing, if Licensor elects to not prosecute, maintain, or defend any Licensed IP (including any Licensed Patents or Joint Patents) then Licensor will, at Licensee’s request, assign such Licensed IP (including Licensed Patents and Licensor’s interest in Joint Patents) on an application-by-application basis to Licensee.

8.3              Enforcement and Defense.

8.3.1             Notice. Each Party shall provide prompt notice to the other Party of any alleged or actual infringement of Licensed IP within the Field of which such Party becomes aware. Licensor and Licensee shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Licensor and Licensee, to terminate any such infringement.

8.3.2             Licensed Patents. Licensor shall have the first right (but not the obligation) to enforce the Licensed IP in the Field (each, a “Competing Field Infringement”), and to defend against any declaratory judgment or post-grant action (or other challenge) with respect thereto, at its own expense and shall notify Licensee of such enforcement actions. If Licensor fails to bring or defend any such action

27

against a Competing Field Infringement within: (i) […***…] ([…***…]) days following the notice of alleged Competing Field Infringement provided pursuant to the above; or (ii) […***…] ([…***…]) days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever is earlier, Licensee shall have the right to assume control of, or to bring and control, any such action at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice (at Licensor’s expense) and Licensor hereby agrees to join any such action brought or controlled by Licensee (at Licensee’s expense) and waives any right to refuse to join such action. In no event shall either Party settle any such action, or make any admissions or assert any position in such action, in a manner that would (i) materially adversely affect the rights or interests of the other Party under this Agreement, (ii) admit any liability or wrongdoing on behalf of the other Party, (iii) impose any new obligations on the other Party, (iv) disclaim, limit the scope of, admit the invalidity or unenforceability of, or grant a license, covenant not to sue or similar immunity under, any Intellectual Property controlled or licensed by the other Party, or (v) limit the rights of the other Party under this Agreement, in each case ((i) through (iv)), without the prior written consent of such other Party.

8.3.3             Competing Field Infringement Action. In the event a Party brings a Competing Field Infringement action in accordance with this Section 8.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, at the Controlling Party's request and expense, including by providing information, materials and fact witnesses and, if required to bring such action, the named as a party.

8.3.4             Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both of Licensor and Licensee or as a result of any action with respect to a Competing Field Infringement, whether by settlement or otherwise, shall be shared in order as follows: (i) the Controlling Party shall recoup all of its costs and expenses incurred in connection with the action; (ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and (iii) the portion of any recovery remaining shall be shared by the Parties […***…] percent ([…***…]%)/[…***…] percent ([…***…]%) in favor of the Controlling Party.

8.4              Information and Cooperation. During the Term, each Party shall: (i) provide the other Party with copies of all patent applications filed with respect to the Licensed Patents and other material submissions and correspondence relating thereto, in sufficient time to allow for reasonable review and comment by Licensee; (ii) provide the other Party and its patent counsel with an opportunity to consult with its patent counsel regarding the filing and contents of any such application, amendment, submission or response with respect to the Licensed Patents; and (iii) provide notice of filing of new Licensed Patents to the other Party within ten (10) business days of such filing.

ARTICLE 9
TERM AND TERMINATION

9.1              Term. This Agreement is effective as of the Effective Date and continues in full force and effect in perpetuity unless terminated pursuant to Section 9.2, except that the licenses and rights granted hereunder for Intellectual Property shall expire upon the applicable expiration, if any, of each such form of Intellectual Property in accordance with an Applicable Law (the “Term”). Except as set forth herein, the licenses and rights granted hereunder shall not be terminable by the licensing Party.

28

9.2              Termination.

9.2.1             Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice; provided that, if such other Party disputes such alleged breach in good faith, such termination shall not become effective unless and until such Dispute has been resolved in favor of the Party providing notice of such termination subject to Section 12.1 herein and such other Party has not cured such material breach within thirty (30) days after such resolution. Notwithstanding the foregoing in this Section 9.2.1, in the event of a good faith Dispute as to whether performance has been made by either Party pursuant to this Agreement, the foregoing cure period with respect thereto will be tolled pending resolution of such Dispute in accordance with the terms of this Agreement; provided that, if such Dispute relates to payment, then the notice and cure period shall be limited to thirty (30) days and such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

9.2.2             Termination for Insolvency. Either Party may terminate this Agreement by written notice to the other Party if, at any time, the other Party: (i) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (ii) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within 60 days after the filing thereof; (iii) is a party to any dissolution or liquidation; or (iv) makes an assignment of the assets associated with this Agreement for the benefit of its creditors.

9.2.3             Termination by Mutual Agreement. The Parties may also terminate this Agreement by mutual agreement.

9.2.4             Termination by Licensee for Convenience. Licensee may also terminate this Agreement at any time with or without cause by providing written notice of termination to Licensor, which termination shall be effective ninety (90) days following Licensor’s receipt of such written notice.

9.2.5             Termination for Inaction. In the event Licensor intends to terminate this Agreement pursuant to Section 5.1.3 or the Agreement may be terminated due to Licensee’s failure to meet a Performance Milestone or to Commercialize a Licensed Product, respectively, Licensor shall provide notice to Licensee of its intent to terminate and Licensee shall have sixty (60) days to present a corrective action plan acceptable to Licensor, in its sole discretion, and, if not acceptable to Licensor, Licensor shall be permitted to terminate this Agreement effective upon written notice to Licensee following receipt of the corrective action plan.

9.3              Effect of Termination.

9.3.1             Except as provided for in this Section 9.3, upon the early termination of this Agreement pursuant to Section 9.2, except to the extent necessary to perform any obligations or exercise any rights as set forth in Sections 9.4 or 9.5, all licenses and other rights granted by either Party to the other Party shall terminate (including all licenses granted to Licensee under the Licensor Patents and Licensor Know-How and Technological Information and all licenses grant to Licensor under all Inventions and Joint Inventions Controlled by Licensee), and all payments made as of the date of the termination pursuant to this Section shall be nonrefundable. Notwithstanding the foregoing, (i) after the expiration of the Term or early termination of the Agreement by Licensee under Section 9.2.3, the licenses granted by Licensor hereunder shall become fully paid, royalty free, perpetual and irrevocable, and (ii) after the expiration of the Term or early termination of the Agreement by Licensor under Sections 9.2.1, 9.2.2, 9.2.4, or 9.2.5, or by Licensee under Section 9.2.4, the licenses granted by Licensee under Section 2.1.2 hereunder shall become fully paid, royalty free, perpetual and irrevocable.

29

9.3.2             Notwithstanding the foregoing, if a Sublicensee has a valid Sublicense Agreement and provided that: (1) as of the effective date of termination of this Agreement, such Sublicensee is in full compliance with all material terms and conditions of its Sublicense Agreement, (2) as of the effective date of termination of this Agreement, all accrued payment obligations of Sublicensee to Licensee with respect to such Sublicense Agreement have been paid in full and (3) at least ten (10) days prior to the effective date of such termination, such Sublicensee agrees in writing to assume all obligations of Licensee under this Agreement with respect to the rights sublicensed to such Sublicensee and (4) the scope of the Sublicense Agreement is for all of the Field and all or a portion of the Territory covered by this Agreement, then such Sublicensee and Sublicense Agreement shall be considered a direct licensee of Licensor for the sublicensed rights.

9.4              Transfer of Data and Regulatory Materials; Wind-down of Clinical Activities. Upon the effective date of a termination of this Agreement by Licensor pursuant to Sections 9.2.1 or 9.2.2, or by Licensee pursuant to Section 9.2.4, or by mutual agreement of the Parties pursuant to Section 9.2.3, Licensee shall transfer to Licensor, at Licensor’s business premises, all Data, Know-How and Technological Information, and Regulatory Filings solely related to all Licensed Products. Additionally, with respect to any ongoing Clinical Studies of Licensed Products as of the effective date of such termination, each Party shall cooperate with the other Party to facilitate the orderly transfer to Licensor of the conduct of such Clinical Studies as soon as reasonably practicable; provided that, (a) until such time as the conduct of such Clinical Studies has been successfully transferred to Licensor, Licensee shall continue such Clinical Studies; (b) between the effective date of termination and the date on which the conduct of such clinical trials has been successfully transferred to Licensor, Licensee shall be responsible for all costs and expenses reasonably incurred by Licensee in the conduct of such Clinical Studies; and (c) following the date on which the conduct of such clinical trials has been successfully transferred to Licensor, Licensor shall be solely responsible for all costs and expenses of such ongoing Clinical Studies, provided, that if the termination was in accordance with Section 9.2.3, then in lieu of the foregoing part of this clause (c), following the date on which the conduct of such clinical trials has been successfully transferred to the Licensor, Licensee shall remain liable for, or promptly reimburse Licensor for any costs and expenses that are incurred in connection with such Clinical Studies to the extent such costs and expenses are consistent with the Clinical Study protocol and budget as in effect as of the date of such transfer, and the Licensor shall be responsible for all the costs and expenses arising solely as a result of changes to the Clinical Study protocol or Development Plan after the date of such transfer.

9.5              Survival. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly and specifically provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 2.1.7, 3.4, 5.2.3, 6.7, 8.4, and the entirety of Articles 7, 9, 10, 11, and 12, to the extent applicable, all other Sections or Articles referenced in any such Section or Article, shall survive such expiration or termination.

30

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1          Confidentiality.

10.1.1         Non-disclosure Obligations. Each Party agrees that, for so long as this Agreement is in effect and for a period of ten (10) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than the purpose of the Parties to perform their respective obligations or in the exercise of their respective rights under this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall (i) treat Confidential Information as it would its own proprietary information of similar kind and value which in no event shall be with less than a reasonable standard of care, and (ii) take reasonable precautions to prevent the disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without written consent of the Disclosing Party. Without limiting the foregoing, after the Effective Date, Licensor shall not publish, or publicly present, or submit for written or oral publication, any manuscript or information regarding the Licensed Products without Licensee’s prior written consent.

10.1.2         Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a)                is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like or is made generally available by a Third Party, in each case, other than through a wrongful act, fault or negligence on the part of the Receiving Party or a breach of this Agreement;

(b)               is received without restriction and with the right to disclose such Confidential Information from a Third Party that is lawfully in possession thereof and without any obligation to keep it confidential or any restrictions on its use; and

(c)                the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d)               the Receiving Party can demonstrate by competent evidence was independently developed by or for the Receiving Party without reference to, use of or disclosure of the Disclosing Party’s Confidential Information.

The restrictions set forth in this Section 10.1 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under law or by an order of a governmental authority with jurisdiction over the Receiving Party; provided that the Receiving Party: (i) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted; (ii) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense); and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

31

ARTICLE 11
INDEMNITY AND INSURANCE

11.1          Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor, its Affiliates, directors, officers, employees and agents from and against any and all Sublicensee or Third Party claims, suits, proceedings, damages, expenses, liabilities or losses, including reasonable legal expenses and attorneys’ fees (collectively “Claims”) to the extent resulting from or arising out of: (a) the negligence, willful misconduct or breach of this Agreement by Licensee or Sublicensee; and (b) Licensee’s or Sublicensee’s Development, Manufacture and Commercialization of any Licensed Products in Field in the Territory; provided that, in each case ((a) – (b)), except to the extent arising out of or related to any breach of this Agreement (including any breach of any representation or warranty) or violation of Applicable Law by Licensor or to the extent Licensor is responsible for indemnifying Licensee with respect to such Claims pursuant to Section 11.2(a), as to which Claim each Party will indemnify the other to the extent of their respective liability.

11.2          Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify Licensee, its Affiliates, Sublicensees, directors, officers, employees and agents from and against any and all Claims to the extent resulting from or arising out of (a) Licensor’s negligence, willful misconduct or breach of this Agreement by Licensor; (b) the Development, Manufacture and Commercialization of the Licensed Products outside the Territory (excluding New Products which include wafer-based delivery platforms that are not WaferiX); (c) the Manufacture and supply of Licensed Products for Clinical Studies by Licensor to Licensee (excluding New Products which include wafer-based delivery platforms that are not WaferiX); provided that, in each case ((a)-(c)), except to the extent Licensee is responsible for indemnifying Licensor with respect to such Claims pursuant to Section 11.1, as to which Claim each Party will indemnify the other to the extent of their respective liability. For clarity, any Supply Agreements entered into related to this Agreement by Licensee with indemnity provisions shall take precedence over this Section of this Agreement with respect to the supply terms set forth in those agreements.

11.3          Indemnification Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any particular Claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

11.4          Mitigation of Loss. Each indemnified Party shall take and shall procure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 11. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

32

11.5          Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12
MISCELLANEOUS

12.1          Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, without regard to conflict of law principles. In relation to any legal action or proceedings: (i) arising out of or in connection with this Agreement or its implementation or effect; (ii) related to any Dispute, or (iii) relating to any non-contractual obligations arising out of or in connection with this Agreement, each of the parties irrevocably submits to the exclusive subject matter and personal jurisdiction of the United States District Court for the Southern District of New York, New York, and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum, except that (a) questions affecting the construction and effect of any patent shall be determined by the law of the jurisdiction in which the patent has been granted, (b) matters related to Regulatory Filings and Regulatory Approval in the Territory, shall be governed by Applicable Law in the Territory and (c) any matters to be exclusively resolved pursuant to the Applicable Laws in the Territory as provided under this Agreement, shall be resolved by the Applicable Laws in the Territory. The Parties hereby exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.

12.2          Notice Requirements. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below in Section 12.2.1, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this section.

33

12.2.1         Addresses for Notice

For Licensee:	For Licensor:

Seelos Therapeutics, Inc.
Address: 300 Park Avenue, 2nd Floor
New York, NY, 10022
Tel: 646.293.2100

Email: raj.mehra@seelostx.com

Attention: Raj Mehra, President and Chief Executive Officer

with a copy to (which shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Telephone: (650) 320-1838

Email: jeffhartlin@paulhastings.com

Attention: Jeff Hartlin

[…***…] with a copy to: […***…]

12.3          Anti-Bribery and Anti-Corruption. Licensor and Licensee acknowledge and agree that there are anti-bribery and anti-corruption laws to which Licensor and Licensee are subject, that prohibit the payment, or offering, or receiving, as the case may be, of anything of value to, or from, a government employee, or official, or private individual, for the purpose of: (i) inducing or influencing any governmental act, or decision affecting Licensor or Licensee; (ii) to help Licensor or Licensee obtain or retain any business; or (iii) to otherwise improperly benefit Licensor’s or Licensee’s business activities, and such laws prohibit Licensor and Licensee from being involved with clients, contractors, agents, advisors or other Third Parties involved in such activity. Each Party represents, warrants and covenants to refrain from any activity in connection with this Agreement that would constitute a contravention by that Party of such laws.

12.4          Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Articles 10 and 11 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Articles 10 and/or 11 may result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Articles 10 and/or 11 by a Party, the other Party shall be entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Nothing in this Section 12.4 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

12.5          Section 365(n). The Parties agree that all rights and licenses granted under or pursuant to this Agreement to Licensee, including those rights and licenses granted in Section 2.1, are rights and licenses in “intellectual property” within the scope of the United States Bankruptcy Code or any foreign bankruptcy Law (each, a “Bankruptcy Law”). Licensee shall have the rights set forth in this Agreement

34

with respect to the Licensed IP when and as developed or created. In addition, Licensee, as a licensee of the Licensed IP hereunder, shall have and may fully exercise all rights available to it under Bankruptcy Laws, including under Section 365(n) of Section 101(35A) (or its successors) of the United States Bankruptcy Code or its successors. In the event of a case under any Bankruptcy Law involving Licensor, in addition to and not in lieu of any other remedies available to Licensee, to the maximum extent available, Licensee shall have the right to obtain (and Licensor or any trustee for Licensor or its assets shall, at Licensee’s written request, deliver to Licensee) all Licensed IP granted to Licensee hereunder and a copy of all embodiments thereof, including embodiments necessary or desirable for Licensee to exercise its rights hereunder. In addition, Licensor shall take all steps reasonably requested by Licensee to perfect, exercise and enforce its rights hereunder, including filings in any Patent or Copyright office or with any other Regulatory Authorities with respect thereto.

12.6          Amendment; Waiver. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Licensor and Licensee. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

12.7          Relationship of the Parties. Nothing in this Agreement shall be construed: (i) to create or imply a partnership, association, joint venture or fiduciary duty between the Parties; (ii) to make either Party the agent of the other for any purpose; (iii) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder; or (iv) to give either Party the right to bind the other or to create any duties or obligations between the Parties, except as expressly set forth herein. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs/expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes in the Territory.

12.8          Assignment and Successors. Licensor shall not, at any time, without obtaining the prior written consent of Licensee which shall not be unreasonably withheld, assign or transfer this Agreement to any Person (whether by merger, acquisition, operation of law or otherwise). Licensee may not assign or transfer this Agreement and its rights and obligations hereunder, in whole or in part, to any Person at any time without Licensor’s prior written consent, except either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder, either in whole or in part, without the other Party’s consent to (i) any Affiliate, or (ii) a Third Party in connection with a sale of all or substantially all of a business or assets of the Party related to this Agreement to such Third Party, provided notice is given to the other Party within thirty (30) days following such occurrence and, in the case of an assignment by Licensor, such assignee gives reasonable assurances to Licensee that such assignee is able and willing to comply with all supply and technology transfer requirements set forth in this Agreement. Any attempted transfer or assignment not in accordance with this Section 12.8 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

35

12.9          Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.10      Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any Section of hereof containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

12.11      Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

12.12      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.13      Further Assurance. Licensor shall perform all further acts and things and execute and deliver such further documents as may be necessary or as Licensee may reasonably require to give effect to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Seelos Therapeutics, Inc.	iX Biopharma Europe Ltd.
By: (Signature)	By: (Signature)
(Printed Name)	(Printed Name)
(Title)	(Title)

Schedule 1

Wafermine Development Plan

[…***…]

Schedule 2

New Products Development Plan

[…***…]

Exhibit A

Licensed Patents

The following international patent applications, the applications to which these claim priority, along with any Patents filed in any jurisdiction, within the Territory, that claim priority to the below-listed international patent applications.

[…***…]

Exhibit B

Stock Purchase Agreement